Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Jeffrey Weir – Sloane & Company
	408-519-9677	212-446-1878
	ir@tivo.com	jweir@sloanepr.com

TIVO ELECTS THOMAS WOLZIEN TO ITS BOARD OF DIRECTORS

ALVISO, CA – October 11, 2007 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today announced the election of Thomas Wolzien to the TiVo Board of Directors. Mr. Wolzien’s selection to TiVo’s board increases the membership to 9, including 8 independent, outside directors. His appointment is effective immediately.

“Tom has a deep understanding of the media and communications industries and his insights and advice will undoubtedly strengthen our Board of Directors and help our management team develop strategies that will grow the TiVo brand worldwide,” said Tom Rogers, CEO of TiVo. “We are pleased to welcome someone of Tom’s reputation and experience to our Board.”

Mr. Wolzien said, “When you think of game changing initiatives in media, TiVo tops the list. It will be a privilege to work with Tom Rogers and the Board as they direct the continuing evolution of this company.”

Mr. Wolzien, 60, currently serves as President of Wolzien LLC, a firm he founded in 2005 which provides consulting and advisory services to leading companies in the media and communications industries. Prior to that, he was a senior sell-side media analyst at Wall Street research firm, Sanford C. Bernstein & Co., where he covered large, publicly traded media and cable companies. Prior to that, Mr. Wolzien worked at NBC in numerous positions of increasing responsibility including Show Producer, Executive Producer, News Vice President, and Senior Vice President of Cable and Business Development. He began his career in 1969 as a news reporter and photographer at local television stations in Denver, Green Bay, and St. Louis. Mr. Wolzien has also been awarded multiple patents for his inventions linking mass media and the web.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings, WishList® searches, and TiVo® KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The company is based in Alviso, Calif.

TiVo, Stop||Watch, Season Pass, WishList, Series2, Series3, TiVoToGo, ‘TiVo, TV your way’ and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2007 TiVo Inc. All rights reserved.